News Release

For more information, contact:

For KCI:
Mike Barger
KCI Corporate Communications
Phone: +1-210-255-6824
Email: mike.barger@kci1.com

For Systagenix:
Paolo Di Vincenzo
Systagenix Global Marketing
Phone: +44 (0) 1293 842 087
Email: Paolo.DiVincenzo@systagenix.com
For KCI Investors: Charlotte McCrum Brunswick Group LLC Phone: +1-212-333-3810 Email: cmccrum@brunswickgroup.com

KCI to Acquire Systagenix

Strategic Transaction Strengthens KCI Leadership Position in
Global Wound Care Market While Adding Diversification

Enhances Access to $3.4 Billion Advanced Wound Care Market,
Leveraging KCI's Well-Established Customer Relationships,
Brand and Commercial Scale

Complementary Product Portfolio Will Advance Provision of Best-in-Class
Solutions to Healthcare Professionals and Patients

SAN ANTONIO, Texas and GATWICK, U.K. - July 30, 2013 - Kinetic Concepts, Inc. (KCI) announced today that it has signed a definitive agreement to acquire UK-based Systagenix, an established provider of advanced wound care (AWC) products, for a purchase price of $485 million. The combination of Systagenix and KCI will augment KCI's global position as a leading wound care company with a diverse product portfolio dedicated to changing the practice of medicine and improving patient lives around the world.

“The acquisition of Systagenix advances our strategy and vision as the global leader in transformational healing solutions. This major strategic investment will diversify KCI's global portfolio of wound care products and reinforces our competitive advantage as the trusted gold standard in wound healing,” said Joe Woody, president and CEO, KCI. “The combination of KCI and Systagenix creates a winning platform across the entire wound care continuum. It increases our ability to address the complete wound healing needs of clinicians and their patients with best-in-class outcomes that help to reduce the overall cost of patient care.”

The acquisition represents a major step in KCI's strategy towards increased revenue diversification and geographic expansion. The transaction provides KCI with increased access to the $3.4 billion AWC market, which has an overall category growth of 3 to 5 percent. Systagenix has a meaningful presence in the AWC market and is the market leader in collagen dressings. Moreover, as part of KCI, Systagenix' strength in the growing categories of foam and contact layers can be leveraged to capture increased market share. Many of Systagenix' products are complementary, and are often used before, during and after use of KCI's core negative pressure wound therapy (NPWT) products. The acquisition builds on the Company's recent successful acquisition of the CelluTome™ System epigrafting technology and further advances KCI's reputation as an industry leader with a strong competitive position across the entire wound care continuum.

Systagenix has a broad portfolio of innovative AWC products with a focus on moist wound healing dressings - including PROMOGRAN PRISMA®, the collagen dressing market leader, TIELLE® (foam) and ADAPTIC® (non adherent contact layers). Systagenix' manufacturing, marketing and sales teams supply and distribute over 20 million advanced wound care dressings each month to more than 100 countries. The company, formerly part of Johnson & Johnson, has approximately 800 employees worldwide, including an experienced team of research and development scientists dedicated to advancing skin and wound care. Combining Systagenix' expertise with KCI's innovation pipeline will create additional value for customers and help speed healing and reduce complications for patients.

“This is a unique and exciting opportunity to bring together two leaders in the wound care field who share a common commitment to innovation and improving patient outcomes,” said Ernest Waaser, CEO, Systagenix. "The strong clinical capabilities, geographic presence, complementary products and established infrastructure of KCI will further expand the long-term growth potential for Systagenix. We are delighted to join KCI and believe this combination will provide significant benefits to employees, customers and most importantly, the patients we serve around the world.”

In connection with the transaction, One Equity Partners LLC (OEP) will spin off an early-stage diagnostics business out of Systagenix, which will be held and operated by OEP as a standalone business following the acquisition. In addition, KCI will enter into a long-term strategic relationship with the diagnostics business for the distribution of WOUNDCHEK™ Protease Status. WOUNDCHEK™ is the flagship product of the Systagenix diagnostics business, designed to help clinicians rapidly assess and target advanced wound care therapies more effectively.

KCI's acquisition of Systagenix is subject to customary closing conditions, including applicable antitrust approvals. The transaction is expected to close in the fourth quarter of 2013.

Goldman, Sachs & Co. (lead advisor), BofA Merrill Lynch and Morgan Stanley are providing financial advice to KCI. Committed debt financing for the transaction is being provided by BofA Merrill Lynch, Morgan Stanley and Goldman, Sachs & Co. Simpson Thacher & Bartlett LLP and Kirkland & Ellis LLP are acting as legal advisors to KCI. Jones Day is acting as legal advisor to Systagenix.

About KCI
KCI is a leading global medical technology company devoted to understanding, developing and commercializing innovative, high-technology transformational healing solutions for customers and patients in more than 65 countries around the world. Headquartered in San Antonio, Texas, KCI is committed to advancing the science of healing and positively impacting patient care by developing customer-driven innovations to meet the evolving needs of healthcare professionals. Proprietary KCI negative pressure technologies have revolutionized the way in which caregivers treat a wide variety of wound types. The V.A.C.® Therapy System has been used on more than 7 million wounds worldwide. Additional information about KCI and its products is available at www.kci1.com.

About Systagenix
Systagenix is a global leader in innovative wound care established in 2008 following the acquisition of Johnson & Johnson's professional wound care business by One Equity Partners. Systagenix is 100% dedicated to wound care, developing and marketing advanced wound diagnostic and therapeutic solutions and supplying over 20 million advanced wound dressings per month globally. Systagenix' longstanding commitment to skin and wound care began with innovative wound care treatments developed by the experienced team of R&D Scientists at the Gargrave Centre of Excellence for Wound Healing in North Yorkshire, England. With approximately 800 employees worldwide, Systagenix distributes products to more than 100 countries.